KEELEY SMALL CAP VALUE FUND, INC.
SECOND AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT dated this 1 day of August, 2005, to the Custody Agreement, dated November 12, 1997 and the Amended Custody Agreement dated March 29, 2005, is entered by and between Keeley Small Cap Value Fund, Inc., a Maryland Corporation (the “Fund”) and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement and Amended Custody Agreement; and

WHEREAS, the Fund and U.S. Bank desire to amend said Agreements; and

WHEREAS, Article XIV, Section 14.4 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

The fee schedule in the Amended Custody Agreement is hereby superceded and replaced with the fee schedule attached at Exhibit B hereto. The parties agree that exhibit B is effective as of August 1, 2005.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY SMALL CAP VALUE FUND, INC.	U.S. BANK, N.A.

By: ______________________________	By: ________________________________

Title: _____________________________	Title: _____________________________